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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
                (Name of Registrant as Specified in Its Charter)

    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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John Hancock Tax-Advantaged Dividend Income Fund
601 Congress Street                                          [JOHN HANCOCK LOGO]
11th Floor
Boston, MA 02210-2805

                                                               February 28, 2008

Dear Shareholder:

         Your Fund's Board asks you to vote to reelect James F. Carlin and William H. Cunningham at the March 31, 2008 Annual Meeting by returning THE ENCLOSED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     Your Fund invests in dividend-paying common and preferred stocks to pursue an attractive after-tax total return with distributions that qualify for a maximum 15% Federal income tax rate. From its beginning in 2004, the Fund's shares were marketed to long-term investors. Recently, there have been rapid purchases and sales by hedge funds, including a hedge fund whose manager is now trying to unseat MESSRS. CARLIN AND CUNNINGHAM with two dissident candidates. These dissidents seem singularly intent on temporarily reducing the market discount to NAV at which shares trade by conducting a large tender offer that your Board believes would allow speculative short-term traders to exit their positions at the expense of long-term investors and may jeopardize the Fund's ability to sustain its current attractive, tax-advantaged distribution rate.

     YOUR BOARD'S MANAGEMENT While market discounts are common among closed-end funds, your Board has long been focused on the Fund's discount, and has already taken several steps to narrow it, with strategies that it believes benefit ALL shareholders:

          - Managed distribution plan that enhances a fund's regular distribution rate by including long-term capital gains can reduce the market discount. A fund must obtain an exemptive order from the SEC to adopt such a plan. The SEC announced that it would begin accepting applications for such orders on December 1, 2006. Less than a week later, your Board approved filing an application. Unfortunately, despite your Board's proactivity, over fourteen months later, the SEC still has not granted any orders.

          - For at least the past year, the Board has been exploring ways to enhance yield, including asking management to study investment strategy changes. This dialogue led the Board to propose the two strategy changes described in the Fund's proxy statement. Another strategy change to increase the Fund's ability to invest in foreign securities has already been approved.

          - The Board has adopted a new level distribution plan that increases regular distributions without the need for an SEC order (on an annualized basis, the increased distributions are expected to qualify for the maximum 15% Federal income tax rate and equate to a NAV distribution rate of 7.66% and a market value distribution rate of 8.42% based on the Fund's January 31, 2008 NAV and market value; these rates will vary over time). An 8% distribution taxed at 15% is comparable to a 10% distribution taxed at the maximum Federal rate.

          - The Board has introduced an open-market share repurchase program (by buying back shares at a discount, the Fund enhances liquidity for those who want to sell their shares and enhances the Fund share's NAV for those who don't).

     Since these steps were announced, the discount has narrowed from 12.83% as of December 4, 2007 to 5.69% as of February 11, 2008 and 7.19% as of February 27, 2008.

     Messrs. Carlin and Cunningham are highly qualified and experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of ALL stockholders. They actively supported each of these actions, and have been vigilant in monitoring compliance with the
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investment mandate and the benefits to common shareholders from the preferred stock. Thanks to the continued leadership of the existing Board, the net expense ratio paid by Fund shareholders is consistently below the median of its peers.

     A HEDGE FUND CHALLENGE You may have recently received a proxy statement from a hedge fund manager called Western Investment nominating two individuals to replace Messrs. Carlin and Cunningham as Trustees. Your Board does not believe their interests align with those of long-term Fund investors. One of the dissident candidates manages hedge funds that acquired most of their Fund shares just before the proxy contest was launched, through a complicated series of purchases and sales. This hedge fund manager also holds a large leveraged derivatives position in the Fund's shares. This is not the first closed-end fund against which this hedge fund manager has initiated a proxy contest shortly after acquiring a sizeable stake. Your Fund was never designed as a vehicle for speculative short-term trading purposes.

     One of the dissident candidates reports no registered fund board experience and the other reports less than a year's experience on the board of a competitor fund, which could even conflict with services to your Fund.

     Western Investment has not criticized the existing Board's oversight of investment mandates, compliance, performance, expense management, or other matters. Instead, Western Investment has made only one proposal and seemingly seeks the election of the dissidents to promote that proposal. Specifically, Western Investment would like your Board to authorize a self tender for 25% to 30% of your Fund at 95% of its NAV. A one-time self tender would likely increase the trading price of shares only for a brief time - long enough for Western Investment to reap a sizable short-term profit on a derivative position in 614,360 Fund shares that will expire on May 5, 2008 and on the additional ownership position that the hedge funds acquired just before this proxy contest began.

     The Board believes that a 25% to 30% self tender will not create a sustainable discount reduction, but will adversely affect long-term investors who would shoulder the disruptive effects and costs of the forced liquidation of over a quarter of the Fund's investments to pay for the self tender. This is also likely to present potentially significant adverse tax consequences for common shareholders in a Fund that is designed to be tax advantaged. A self tender that significantly shrinks the size of the Fund can lead to less diversification, decreased economies of scale, higher expense ratios, and forced changes to the Fund's leverage and investment strategies.

     SUMMARY The Board believes that your Fund's operations and investment policies should remain focused on pursuing sustainable tax-advantaged returns for all investors, rather than short-term windfalls that benefit hedge funds and other short-term investors. Its actions are - and have been - consistent with achieving these goals.

     The Board's Nominating Committee unanimously determined that the reelection of Mr. Carlin and Mr. Cunningham to the Board is the best choice for your Fund and ALL shareholders.

     YOUR VOTE IS IMPORTANT Please demonstrate your support for the re-election of two experienced Trustees of your Fund by signing, dating and mailing the enclosed GOLD proxy card.

Very truly yours,


/s/ Keith Hartstein
Keith Hartstein

President
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                              VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT: Your Board of Trustees recommends that you vote to re-elect the two experienced Trustees of your Fund by signing, dating and mailing the enclosed GOLD proxy card. By now, you probably received a proxy statement and a WHITE proxy card from Western Investment, the hedge fund firm that has initiated this proxy contest against your Board of Trustees. Please note:

          IF YOU HOLD YOUR SHARES IN A BROKERAGE OR BANK ACCOUNT (IN "STREET NAME"), YOUR BROKER OR BANK CANNOT VOTE YOUR SHARES THIS YEAR (AS IT HAS IN PAST ROUTINE ANNUAL MEETINGS) UNLESS YOU COMPLETE, SIGN AND RETURN THE ENCLOSED GOLD PROXY VOTING FORM. IF YOU HOLD YOUR SHARES IN "STREET NAME", YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-454-8683 OR INTERNET AT WWW.PROXYVOTE.COM (PLEASE CONSULT THE GOLD PROXY CARD AND THE MATERIALS YOU RECEIVE FROM YOUR BROKER OR BANK FOR FURTHER INFORMATION).

          PLEASE DO NOT SEND BACK ANY WHITE CARD YOU RECEIVE, EVEN TO VOTE AGAINST THE DISSIDENT SLATE. DOING SO WILL CANCEL ANY PRIOR VOTE YOU CAST FOR YOUR CURRENT BOARD. PLEASE RETURN ONLY THE GOLD PROXY CARD.

          IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD, YOU HAVE THE RIGHT TO CHANGE YOUR VOTE. YOU CAN STILL SUPPORT YOUR BOARD BY RETURNING A GOLD PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

On Behalf of the Board of Trustees, your Fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2008 Annual Meeting. Shareholders are urged to carefully review the proxy statement and your Fund's other proxy materials, when available, because they contain important information. Among other things, the proxy statement provides information about your Fund and its Trustees, who may be deemed to be participants in the solicitation of proxies in favor of the Board's nominees, and additional information about the solicitation. This letter may be deemed to be solicitation material with respect to the proxy statement. Investors may obtain a free copy of the proxy statement and other proxy materials (when available) at the Securities and Exchange Commission's web site at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by your Fund in connection with the Annual Meeting by directing a request to:

                                The Altman Group
                              1200 Wall Street West
                               Lyndhurst, NJ 07071
                                 (866) 745-0264
                                   (toll free)

     PLEASE VOTE THE GOLD CARD TO SUPPORT YOUR FUND'S LONG-TERM INVESTMENT STRATEGIES OF TAX-ADVANTAGED DIVIDEND INCOME.